CONSULTING AGREEMENT TRIDENT/Brain Armor- Dr. Julian Bailes

This Agreement is made effective as of November 1, 2015 , by and between Trident Brands Incorporated, or its wholly-owned subsidiary of 101-200 South Executive Dr., Brookfield, Wisconsin 53005, and Dr. Julian Bailes, of Lake Forest, Illinois

In this Agreement, the party who is contracting to receive services shall be referred to as "The Company", and the party who will be providing the services shall be referred to as "Dr. Julian Bailes".

Dr. Julian Bailes has a background in Concussion research and health care industry networks and is willing to provide services to The Company based on this background.

The Company desires to have services provided by Dr. Julian Bailes.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on Nov 1, 2015, Dr. Julian Bailes will provide the following services (collectively, the "Services"): Plans, communication and integration of concussion management and research organizations and projects with The Company's product design and communication plans. Lend his expert credentials to The Company in the form of endorsement and public communication. Identify and arrange partnerships with other organizations aligned to the concussion and brain health issues on behalf of The Company. Communicate messages on behalf of the company through his professional and social media network.

Dr. Julian Bailes hereby agrees to provide and perform for The Company those services set forth in Exhibit A, to be mutually agreed prior to the effective start date of this agreement.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Dr. Julian Bailes shall be determined by Dr. Julian Bailes. The Company will rely on Dr. Julian Bailes to work as many hours as may be reasonably necessary to fulfill Dr. Julian Bailes's obligations under this Agreement.

3. PAYMENT. The Company will issue shares in the name of the party designated by Dr. Bailes equivalent to 5% of the Trident Brands Inc. Brain Armor subsidiary. Additional payment and /or expenses will be paid upon mutual agreement.

4. TERM. This Agreement shall be effective for a period of 12 months and shall automatically renew for successive terms of the same duration, unless either party provides 30 days written notice to the other party prior to the termination of the applicable initial term or renewal term.

5. TERMINATION. This Agreement shall be cancellable by either party at any time by providing 60 days written notice to the other party.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Dr. Julian Bailes is an independent contractor with respect to The Company, and not an employee of The Company. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Dr. Julian Bailes.

7. EMPLOYEES. Dr. Julian Balies's employees, if any, who perform services for The Company under this Agreement shall also be bound by the provisions of this Agreement.

8. ASSIGNMENT. Dr. Julian Bailes's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of The Company.

9. OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, Youtube, or other social media networks) used or created on behalf of The Company are the property of Dr. Julian Biales.

10. CONFIDENTIALITY. The Company recognizes that Dr. Julian Bailes has and will have the following information:

- costs
- future plans
- technical information
- supplier contacts

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Trident Brands Incorporated and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Dr. Julian Bailes agrees that Dr. Julian Biales will not at any time or in any manner, either directly or indirectly, use any Information for Dr. Julian Bailes's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of The Company. Dr. Julian Bailes will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. Dr. Julian Bailes will not circumvent this agreement by directly approaching The Company's supplier contacts regarding the services covered by this contract.

11. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for The Company:

Trident Brands Incorporated
Mark Holcombe
Chairman
101-200 South Executive Dr.
Brookfield, Wisconsin 53005

IF for Dr. Julian Bailes:

Dr. Julian Bailes
Principal

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Wisconsin.

18. INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. Except for mandatory services set forth in Exhibit 1, in the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

19. ASSIGNMENT. Dr. Julian Bailes agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of The Company with, or its merger into, any other corporation, or the sale by The Company of all or substantially all of its properties or assets, or the assignment by The Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

20. SIGNATORIES. This Agreement shall be signed on behalf of The Company by Mark Holcombe, Chairman and on behalf of Dr. Julian Bailes Neurosurgeon,, Principal and effective as of the date first above written.

Party receiving services:
Trident Brands Incorporated

By: ______________________
Mark Holcombe
Chairman

Party providing services:
Dr. Julian Bailes

By: ______________________
Dr. Julian Bailes MD, FRCS(C) Neurosurgeon,
Principal

Exhibit A

DESCRIPTION OF SERVICES. Dr. Julian Bailes/ will provide the following services (collectively, the "Services"):
Endorsement: provide content/statements that we can use in PR and online digital content that indicate Dr. Julian Bailes/ is working with BA, and Dr. Julian Bailes is committed to research to validate and further increase its effectiveness. Allowing his recommendations to be used in press releases. Providing reasonable periodic posts on his social media network communicating progress, news, recommendations about BA. Dr Bailes will make best efforts to support sales to large retail customers by participating in video or live meetings to provide education and endorsement support.
Content: Dr. Julian Bailes will allow his videos, writing, and appearances as required for use in BA digital publications.
Advisory role: Dr. Julian Bailes will review the primary content for use in consumer messaging to provide input to ensure accuracy and integrity. He will assist in the formulation of prototypes for future BA product.

Research Foundation leadership: Dr. Julian Bailes will provide expert advice on clinical research into the benefits of omega-3's in addressing concussion symptoms through the Brain Armor foundation. Dr. Julian Bailes will be invited to participate on the board of the foundation.